Contact:     Bobbie Egan                                     Nov. 8, 2013
Alaska Airlines
(206) 392-5101

Alaska Air Group CEO Brad Tilden Elected Chairman
Longtime executive Bill Ayer retiring at the end of the year

SEATTLE - The board of directors of Alaska Air Group has elected Brad Tilden chairman of Air Group and its subsidiary carriers, Alaska Airlines and Horizon Air. A 22-year veteran of the company, he currently serves as president and chief executive officer.
Tilden succeeds Bill Ayer, who will retire Dec. 31 after spending 31 years at Air Group and serving as president, CEO and chairman during his last decade at the company. Ayer remained as chairman when Tilden was elected CEO in February 2012.
“Under Brad’s leadership, Alaska Air Group has continued to set the bar in safety and operational performance, provide award-winning service, innovate to make flying easier, grow our network, and achieve record financial results. His new role as chairman completes an orderly leadership transition that the board has been planning for years,” Ayer said. “I can’t imagine a better way to have spent the past three decades. I feel fortunate to have worked with the most talented people in the business, and I’m confident the team will continue to build on their current success.”
Tilden, who is 52, joined Alaska Airlines from Price Waterhouse in 1991. He was promoted to Air Group’s chief financial officer in 2000, to executive vice president - planning and finance in 2007, and to president of Alaska Airlines in 2008. As CEO, Tilden oversees Alaska, the nation’s seventh-largest airline, and regional carrier Horizon Air, which together employ 13,000 people and fly 180 aircraft to nearly 100 destinations across the continental United States and in Alaska, Hawaii, Canada and Mexico.
In addition to serving on the Alaska Air Group board, Tilden is a director of Flow International Corp. and serves on the boards of Pacific Lutheran University and the Chief Seattle Council of the Boy Scouts of America, where he is council president. He earned a bachelor’s degree in business administration from Pacific Lutheran University, an MBA from the University of Washington and is a private pilot.
Ayer joined Horizon in 1982 and served in a variety of marketing, planning and operational posts at the regional carrier and Alaska Airlines. He was appointed CEO of Air Group and Alaska Airlines in 2002 and became chairman in 2003. Ayer, also a private pilot, is chairman of the NextGen Advisory Board, which collaborates with the Federal Aviation Administration on its efforts to implement a satellite-based air traffic management system. Ayer is also chairman of Puget Energy, and vice chair of the University of Washington Board of Regents and the Museum of Flight in Seattle.

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves nearly 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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